Exhibit 5.1

To: The addressees listed on Schedule 1 attached hereto	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 Tel +1 212 610 6300 Fax +1 212 610 6399
Our ref 0010146-0000218 NY:17631928.2

September 23, 2013

The Bank of Nova Scotia (the Issuer)
U.S.$18,000,000,000 Senior Notes, Series A

Ladies and Gentlemen,

We have acted as special United States counsel to The Bank of Nova Scotia (the Issuer) in connection with the issuance by the Issuer of U.S.$128,000,000 Equity Linked Index Notes, Series A Linked to the Raymond James Analyst Current Favorites Total Return Index due September 21, 2016 (the Offered Securities) issued under the Issuer's U.S.$18,000,000,000 Senior Notes Series A program. In that connection, we have reviewed counterparts of the following documents:

1.	the Indenture, dated January 22, 2010 (the Indenture), by and among the Issuer, Computershare Trust Company, N.A., as U.S. trustee, and Computershare Trust Company of Canada, as Canadian trustee;
2.	the Amended and Restated Distribution Agreement, dated August 8, 2013 (the Distribution Agreement), by and between the Issuer and Scotia Capital (USA) Inc. (SCUSA);
3.	the Terms Agreement, dated September 18, 2013 (the Terms Agreement), between the Issuer and SCUSA;
4.	the Resolution of the Board of Directors of The Bank of Nova Scotia, dated October 30, 2012 (the Resolution);
5.	the Officer's Certificate pursuant to Section 102 of the Indenture, dated September 23, 2013 (the Officer's Certificate); and
6.	the order for authentication and delivery pursuant to Section 303 of the Indenture, dated September 23, 2013 (the Authentication Order).

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C.

The Indenture, the Distribution Agreement, the Terms Agreement, the Resolution, the Officer's Certificate and the Authentication Order are herein referred to as the Relevant Documents. Capitalized terms used but not otherwise defined herein are used as defined in the Indenture.

A.	SCOPE OF REVIEW AND RELIANCE

For purposes of this opinion letter, we have reviewed such documents and made such other investigation as we have deemed appropriate. As to certain matters of fact material to the opinions expressed, we have relied on the representations and statements of fact made in the Relevant Documents, officer's certificates and documents provided by the Issuer and others. We have not independently verified or established the facts so relied on.

B.	ASSUMPTIONS

We have made the following assumptions, which we have not independently verified or established and on which we express no opinion:

1.	We have assumed the legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile or other electronic transmission, and the authenticity and completeness of the originals of those documents and of all documents submitted to us as originals.
2.	We have assumed that each party to the Relevant Documents is duly organized, validly existing and in good standing under the laws of each jurisdiction where each party is required to be so qualified, has the power and authority to execute, deliver and perform the Relevant Documents to which it is a party, and has duly authorized, executed and delivered those Relevant Documents, and that the Relevant Documents constitute the valid and binding obligations of the parties to them, enforceable against those parties in accordance with their respective terms.
3.	We have assumed that, to the extent we have not expressly opined thereon below, all authorizations, approvals and consents of, and all filings and registrations with, governmental and regulatory authorities and agencies required for the execution, delivery and performance of the Relevant Documents have been obtained or made.
4.	We have assumed the accuracy of the representations and warranties, and compliance with the agreements, contained in the Distribution Agreement, and that the Offered Securities have been duly executed and authenticated in accordance with the Indenture and that the Offered Securities have been and will be offered and sold in the manner contemplated by the Distribution Agreement and the Terms Agreement.
5.	We have assumed that that there is not and will not be any other agreement that modifies the agreements expressed in the Relevant Documents and that all representations and warranties of the parties in the Relevant Documents as to factual matters are true and correct.

C. OPINIONS

Based on the foregoing and subject to the limitations and qualifications below, we are of the opinion that:

1.	The Offered Securities, when duly executed and issued under New York law by the Bank and when authenticated by the U.S. Trustee in accordance with the Indenture and delivered and paid for as provided in the Distribution Agreement and the Terms Agreement, will be the valid and binding

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obligations of the Bank, enforceable against the Bank in accordance with their terms and entitled to the benefits of the Indenture.
2.	The form and terms of the Offered Securities have been established in conformity with the provisions of the Indenture.
3.	All conditions precedent provided for in the Indenture relating to the issuance, authentication and delivery of the Offered Securities have been complied with.
D.	LIMITATIONS AND QUALIFICATIONS
1.	Our opinions are subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights. Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We give no opinion as to the availability of equitable remedies.
2.	We are admitted to practice in the State of New York, and our opinions are limited to the federal laws of the United States and the laws of the State of New York, and exclude any securities or "blue sky" laws of any state (including the State of New York) and any respective rules or regulations issued thereunder. In addition, our opinions expressed herein do not address (i) the effect on our opinions of laws not addressed by our opinions or (ii) the performance or enforcement of any provision of the Relevant Documents in any jurisdiction. We have been retained as special New York and United States counsel to the Issuer solely in connection with the transactions contemplated by the Relevant Documents, are not representing the Issuer in any other capacity and are not familiar with the nature and full extent of its assets, activities and operations. Our engagement has been limited to specific matters as to which we have been consulted by the Issuer and we are not generally familiar with the legal affairs of the Issuer or the regulatory regimes to which the Issuer is subject. Accordingly, our opinions with respect to the Issuer as to the execution, delivery and performance of the Relevant Documents and governmental consents, filings and registrations cover only laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Issuer or the Relevant Documents and do not cover laws that are applicable solely because of the specific nature or source of the assets or business of any party to the Relevant Documents or any affiliate of any such party.

We undertake no obligation to advise you or any other person of changes in law or fact that occur or that are disclosed to us after the date of this letter, whether or not such change may affect any of the opinions expressed herein.

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This opinion letter is being delivered to you in connection with the transactions described in the Relevant Documents and may not be relied upon by you for any other purpose. This opinion letter may not be relied upon by any other person or entity without our prior written consent.

Sincerely yours,

/s/ Allen & Overy LLP

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Schedule 1

Addressees

Computershare Trust Company, N.A.

Computershare Trust Company of Canada

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